EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

3 June 2005

Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 2 June 2005 Mr Robin Buchanan, a non-executive director of the Company, acquired 2,500 American depositary receipts, representing 7,500 ordinary shares of £0.05 each in the Company, at a price of $31.72 per American depositary receipt. The Company was notified on 2 June 2005.

As a result of this transaction, Mr Buchanan has a total interest in 7,500 ordinary shares of £0.05 each in the Company.

T May
Company Secretary
For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above